Exhibit 99.1

RF Monolithics Reports Recovery in Sales and Continued Earnings in Its Third Quarter

DALLAS--(BUSINESS WIRE)--June 28, 2011--RF Monolithics, Inc. (NASDAQ: RFMI) today reported sales of $8.3 million for its third quarter ended May 31, 2011, representing a 9.3% increase from $7.6 million in sales for the second quarter of the current year but a 4.9% decrease from $8.7 million in sales for the third quarter of FY 2010. For the first three quarters of fiscal 2011 sales were $24.4 million, compared to sales of $25.1 million for the first three quarters of the prior year.

The Company reported third quarter net income of $72,000 or $0.01 per share, compared to net income for the comparable prior year third quarter ended May 31, 2010 of $219,000 or $0.02 per share and net income for the second quarter of fiscal 2011 of $77,000 or $0.01 per share. Cumulative net income for the three quarters ended May 31, 2011 was $309,000 or $0.03 per share compared to $291,000 for the three quarters ended May 31, 2010 or $0.03 per share.

RFM President and CEO, Farlin A. Halsey said, “For the third quarter, we reported a recovery in sales from our historical seasonally low second quarter and maintained bottom line profitability, despite experiencing manufacturing production issues in our supply chain. We outsource most of our production, which includes complex products and processes and from time to time our supply chain partners experience production and material supply issues. In the quarter, we experienced delays in shipments for some Wireless Solutions products, which meaningfully contributed to our sales decrease from prior year third quarter levels. We have taken proactive measures and will continue to deploy resources to improve our supply chain and support our offshore manufacturers, as required. We have made significant progress in resolving the production issues, and we are now returning to normal production levels.

“Third quarter results illustrate the robust nature of our current business model, enabling us to generate profitability and substantial levels of adjusted EBITDA, despite lower sales than last year. Our operating expenses remained flat in comparison to last year while we continued our marketing and product development initiatives designed to generate future sales growth. Lower inventories and reduced reliance on bank credit under our revolving line of credit allowed us to reduce interest expense in comparison to last year. With some top line growth, we believe our business model will deliver a substantial increase in profitability.

“Our strategic focus remains on positioning the Company for strong top line growth. We recently announced the launch of three new product lines, including our WLS series of Wi-Fi® and Bluetooth® modules, a ZigBee Pro module and wireless sensor modem and gateway product platforms. Each of these is a broad product offering to large markets such as medical, industrial monitoring and smart home applications. The WLS series of products are the initial products to be released as a result of our collaboration with Murata Manufacturing Co., Ltd. and we recently announced the first order and production shipments of the WLS1271. Module revenue continues to be strong, reflecting our efforts to focus on the M2M business in the industrial space, and we have had some initial success with our timing products for GNSS (Global Navigation Satellite System) applications. We are expanding our worldwide sales channels with two of the top three global distributors.

“We remain optimistic about RFM’s prospects for future growth. With our existing breadth of products and planned new products, we are working to take advantage of M2M market opportunities and to grow sales,” Halsey said.

Highlights and Additional Details:

  Sales:
  Sales recovered 9.3% from seasonal lows in our second quarter across most of our products and markets. Third quarter fiscal 2011 Wireless Components segment sales of $4.3 million increased 9% from the previous quarter, and Wireless Solutions segment sales of $4.0 million increased 10% over the same period. Sales to the medical market increased 28% over the previous quarter as the inventory corrections on the part of customers that occurred in prior quarters appeared to be completed. Automotive sales increased 16% and industrial sales increased 10%, primarily due to seasonal recoveries.
  Sales were 5% lower than the third quarter of the prior year, mostly due to an 8% decrease for the Wireless Solutions segment, where revenues were adversely affected by the manufacturing issues mentioned above. Automotive sales were 16% lower than last year, as production rates were lower for several specific programs.
  Third quarter fiscal 2011 gross profit of $2.7 million was nearly identical to the second quarter of fiscal 2011 on increased sales, but down $214,000 from last year on decreased sales. Quarterly gross margin of 33% was down 300 basis points from the second quarter of fiscal 2011 and 100 basis points from the prior year. The lower margins were due to the production issues and product mix within our segments:
  In comparison to fiscal 2011 second quarter, the decrease in overall gross margin was due to decreases in gross margin for both segments. Gross margin for our Wireless Components segment decreased from 31.8% in second quarter fiscal 2011 to 27.2% this quarter due to the impact of product mix in that the previous quarter included the favorable impact of a HI-REL filter program that did not recur. The gross margin for our Wireless Solutions segment decreased from 40.4% in second quarter fiscal 2011 to 39.0% this quarter due to the production issues that involved increased costs.
  In comparison to the comparable quarter of the prior year, the decrease in overall gross margin was largely due to lower sales of Wireless Solutions segment high margin products and additional costs resulting from the production issues. Gross margins for our Wireless Solutions segment decreased from 41.7% to 39.0% this quarter. Gross margins for Wireless Component products increased from 25.8% last year to 27.2% this year on an improved product mix, with more non automotive sales.
  Year-to-date fiscal 2011 gross margin increased 100 basis points to 34.7%, primarily due to more favorable product mix overall towards higher margin products.
  Third quarter operating expenses of $2.6 million were flat with last year and the second quarter of fiscal 2011. Operating expenses were 32% of sales.
  Other expense of $43,000 continues to decrease from prior periods with lower debt levels causing less interest expense and a small gain on currency transactions. Our positive cash flow allowed us to further reduce debt levels during the quarter.
  We generated quarterly positive adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA) of $388,000 for the quarter and $1.4 million on a year-to-date basis, versus $644,000 and $1.8 million respectively for the comparable prior year’s quarter and year–to-date periods. The decrease largely results from increased operating expenses resulting from our growth initiative (marketing, awareness and product development) programs.
  Operating cash flow for our third quarter was a positive $555,000, primarily due to a positive net income adjusted for noncash items and a decrease in working capital, mostly resulting from decreased inventory.
  Accounts receivable at $5.8 million was essentially flat with the previous quarter. We experienced slightly improved days sales outstanding and a small reduction in rates of account delinquency, which historically were very modest.
  Net inventory decreased $326,000 from our second quarter, which was largely the result of the production issues we experienced in the quarter. We anticipate a moderate increase in inventory going forward, primarily on active products which will allow us to improve our customer service and protect future sales.
  Our total bank debt decreased $615,000 from our previous quarter to $3.1 million. At May 31, 2011, we had $2.7 million available but unused on our revolving credit bank line.
  We introduced our new “Peel and Stick” wireless sensor networking platform products including modular sensor modems and gateways that provide M2M application developers and systems integrators a variety of sensor and RF capabilities that are ready-to-install.
  Additionally, we announced the first order and production shipment to Logic PD of our new WLS products just released in April in our expanded M2M business.
  We are continuing to expand our worldwide sales channels and enhance our involvement with global distributors.

Segment mix for current and comparative quarter ($ millions):

Segment Sales	Q3 FY11	Q2 FY11	Q3 FY10
Wireless Solutions	$4.0	$3.7	$4.4
Wireless Components	$4.3	$3.9	$4.3
Total Sales	$8.3	$7.6	$8.7

Market diversification for current and comparative quarter sales:

Market	Q3 FY11	Q2 FY11	Q3 FY10
Automotive	32%	30%	36%
Consumer	10%	10%	13%
Industrial	35%	35%	32%
Medical	17%	14%	13%
Telecom	3%	6%	4%
Other	3%	5%	2%

*Market classifications involve the Company’s attempt to classify distribution sales which are recognized upon shipment. Market classification is estimated based upon point-of-sales information provided to the Company by its distributors.

**Other includes government and those sales through distribution which are not considered material for tracking by market application by the Company’s distributors.

Geographic diversification for current and comparative quarter sales:

	Q3 FY11	Q2 FY11	Q3 FY10
North America ***	34%	35%	39%
Europe	22%	25%	15%
Asia and the rest of the world	44%	40%	46%

*** A major portion of the decrease in sales to North America and an increase in sales to Europe resulted from a change in shipping destination of a major customer.

Non-GAAP Financial Measures (adjusted EBITDA)

As a supplemental disclosure, we report adjusted earnings before interest, taxes, depreciation and amortization (including stock compensation) or adjusted EBITDA. While this is a non-GAAP measure, this is a standard metric used by many companies to measure performance, particularly to measure cash flow performance before interest expenses are paid. Many financial institutions use this measure as part of their credit evaluation process. We believe that adjusted EBITDA provides useful supplemental information to investors and offers a better understanding of results of operations as seen through the eyes of management and facilitates comparison to results for prior periods. We have chosen to provide this supplemental information to enable investors to perform additional comparisons of operating results and analyze financial performance without the impact of certain non-cash expenses that may obscure trends in our underlying performance. We use Adjusted EBITDA internally to make strategic decisions, forecast future results and evaluate our financial performance. This non-GAAP financial measure is not in accordance with, or an alternative for, GAAP financial measures and may differ from non-GAAP financial measures used by other companies. The presentation of the additional information should not be considered a substitute for net income in accordance with GAAP. Reconciliations of reported net income to adjusted EBITDA are included below.

About RFM

RF Monolithics, Inc., headquartered in Dallas, Texas, is a provider of solutions-driven, technology-enabled wireless connectivity for a broad range of wireless applications—from individual standard and custom components to modules for comprehensive industrial wireless sensor networks and machine-to-machine (M2M) technology. For more information on RF Monolithics, Inc., please visit the Company’s website at http://www.RFM.com.

Forward-Looking Statements

This news release contains forward-looking statements, made pursuant to the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties. Statements of the plans, objectives, expectations and intentions of RFM and/or its wholly-owned subsidiaries (collectively, the “Company” or “we”) involve risks and uncertainties. Statements containing terms such as “believe,” “expect,” “plan,” “anticipate,” “may” or similar terms are considered to contain uncertainty and are forward-looking statements. Such statements are based on information available to management as of the time of such statements and relate to, among other things, expectations of the business environment in which we operate, projections of future performance, perceived opportunities in the market and statements regarding our mission and vision, and future financial and operating results. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, including risks related to economic conditions as related to our customer base, collection of receivables from customers who may be affected by economic conditions, maintaining favorable terms of sale, the highly competitive market in which we operate, rapid changes in technologies that may displace products sold by us, declining prices of products, our reliance on distributors, delays in product development efforts, uncertainty in consumer acceptance of our products, changes in our level of sales or profitability, manufacturing and sourcing risks, availability of materials, cost of components for our products, product defects and returns, as well as the other risks detailed from time to time in our SEC reports, including the report on Form 10-K for the year ended August 31, 2010. We do not assume any obligation to update any information contained in this release.

Management Conference Call:

RFM will host a conference call, open to the public, today at 5:00 p.m. ET. The public will have the opportunity to listen to the conference call over the Internet or by dialing toll-free 1-877-390-5532. Ask to be connected to the RF Monolithics management conference call. Please call 10 minutes prior to scheduled start time. After the conference call, a replay will be available and can be accessed by dialing 1-800-642-1687 (pass code 77663944). This replay will be available through July 8, 2011.

Internet Access:

To access the conference call via the web, participants should access RFM’s website at www.rfm.com and click on Investor Relations page. Please log in at least 10 minutes prior to the call to ensure web browser compatibility.

RF MONOLITHICS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED
(In Thousands, Except Per-Share Amounts)
	Three Months		Nine Months
	Ended May 31,		Ended May 31,
	2011	2010	2011	2010
SALES	$8,289	$8,721	$24,388	$25,061
COST OF SALES	5,559	5,777	15,920	16,621
GROSS PROFIT	2,730	2,944	8,468	8,440
OPERATING EXPENSES:
Research and development	828	808	2,484	2,335
Sales and marketing	1,222	1,217	3,659	3,480
General and administrative	566	589	1,857	1,799
Total operating expenses	2,616	2,614	8,000	7,614
INCOME FROM OPERATIONS	114	330	468	826
OTHER INCOME (EXPENSE):
Interest expense (benefit)	(66)	(98)	(197)	(468)
Other	23	(8)	50	(52)
Total other expense	(43)	(106)	(147)	(520)
INCOME BEFORE INCOME TAXES	71	224	321	306
Income tax expense	(1)	5	12	15
NET INCOME	$72	$219	$309	$291

INCOME PER SHARE
Basic	$0.01	$0.02	$0.03	$0.03

Diluted	$0.01	$0.02	$0.03	$0.03

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic	10,914	10,163	10,817	10,107
Diluted	11,288	10,439	11,267	10,314

RF MONOLITHICS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS - UNAUDITED
(In Thousands)
	May 31,	August 31,
ASSETS	2011	2010
		(a)
CURRENT ASSETS:
Cash	$541	$631
Trade receivables – net	5,759	5,269
Inventories - net	5,401	5,011
Prepaid expenses and other	300	322
Total current assets	12,001	11,233

PROPERTY AND EQUIPMENT - Net	1,222	1,671
GOODWILL	556	556
INTANGIBLES - Net	369	369
OTHER ASSETS - Net	249	381
TOTAL	$14,397	$14,210

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Current portion of long term debt - bank	$60	$60
Capital lease obligations - current portion	18	20
Accounts payable - trade	2,269	2,508
Accrued expenses and other current liabilities	987	1,386
Total current liabilities	3,334	3,974

LONG-TERM DEBT - Less current portion:
Long term debt - bank	3,015	2,860
Capital lease obligations	22	35
Total long-term debt	3,037	2,895

DEFERRED TAX LIABILITIES	125	125
Total liabilities	6,496	6,994

STOCKHOLDERS' EQUITY:
Common stock: 10,930 and 10,726 shares issued	11	11
Additional paid-in capital	51,884	51,649
Common stock warrants	-	86
Treasury stock, 0 and 36 common shares at cost	-	(227)
Accumulated deficit	(43,994)	(44,303)
Total stockholders' equity	7,901	7,216
TOTAL	$14,397	$14,210

(a) Derived from audited financial statements.

RF MONOLITHICS, INC.
ADJUSTED EBITDA - EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION & AMORTIZATION
(In Thousands)

	Three Months		Nine Months
	Ended May 31,		Ended May 31,
	2011	2010	2011	2010

Net income	$72	$219	$309	$291

Add back:
Interest expense	66	98	197	468

Taxes	(1)	5	12	15

Depreciation	142	176	470	564

Amortization:
Patents	44	56	141	170
Stock compensation	65	90	265	326
Total amortization	109	146	406	496

Adjusted EBITDA	$388	$644	$1,394	$1,834

CONTACT:
RF Monolithics, Inc.
Buddy Barnes, 972-448-3789
Chief Financial Officer
bbarnes@rfm.com